Exhibit 3

Names and Addresses of the Underwriters

Crédit Agricole Corporate and Investment Bank

12 place des Etats-Unis

CS 70052 92547

Montrouge Cedex

France

Credit Suisse International

One Cabot Square

London E14 4QJ

United Kingdom

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Morgan Stanley & Co. International plc

25 Cabot Square

Canary Wharf

London E14 4QA

United Kingdom